Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Defiance Financial Corp. of our report dated March 7, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Defiance Financial Corp., which report is included in the Annual Report on Form 10-K of First Defiance Financial Corp. for the year ended December 31, 2011, and to the reference to us under the heading “EXPERTS” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

April 24, 2012